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                                                                     EXHIBIT 5.1

                       LETTERHEAD OF DANIEL INDUSTRIES, INC.

July 27, 1998

Daniel Industries, Inc.
9753 Pine Lake Drive
Houston, Texas  77055

Gentlemen:

         I have acted as counsel for Daniel Industries, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 30,000 shares of the Company's common stock, $1.25 par value per share, including the preferred share purchase rights associated therewith (collectively, the "Shares"), to be offered upon the terms and subject to the conditions set forth in the Service Agreements dated January 25, 1991, Supplemental Service Agreements dated May 28, 1996, and further amendment Agreements dated May 12, 1998, between each of Barry Webb, N.C. Butler and Ian Arthur Reed and Daniel Industries Ltd. (or its predecessors) (collectively, the "Plans").

         I have examined (i) the Certificate of Incorporation and By-Laws of the Company, each as amended to date, (ii) the Plans, (iii) the Registration Statement, and (iv) such certificates, statutes and other instruments and documents as I considered appropriate for purposes of the opinions hereafter expressed.

         In connection with this opinion, I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments, and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

         Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.

                                          Very truly yours,


                                          Katie-Pat Bowman